As filed with the Securities and Exchange Commission on October 14, 2005

File No. 333-86860

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ISONICS CORPORATION

(Exact name of Registrant as specified in charter)

California	77-0338561
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5906 McIntyre Street

Golden, Colorado 80403

(303) 279-7900

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

James E. Alexander, President

5906 McIntyre Street

Golden, Colorado 80403

(303) 279-7900

(Name, address, including zip code and telephone number, including area code,

of agent for service)

It is requested that copies of all correspondence be sent to:

Herrick K. Lidstone, Jr., Esq.

Burns, Figa & Will, P.C.

6400 S. Fiddlers Green Circle, Suite 1030

Englewood, CO 80111

Telephone Number (303) 796-2666

Facsimile Number (303) 796-2777

Approximate date of commencement of proposed sale to public:  Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

DEREGISTRATION OF SHARES

This Post-Effective Amendment No.1 to the Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on June 5, 2002, is being filed pursuant to the undertaking in Item 512(a)(3) of Regulation S-B in order to remove from registration, as of the effectiveness of this post-effective amendment:

•                  100,000 shares of common stock that were registered because the 2002A 4% Convertible Promissory Notes required registration of 110% of the shares issuable upon conversion of the notes.  Only 1,000,000 shares were issued of the 1,100,000 shares registered and, therefore, 100,000 shares are being deregistered.

•                  1,000,000 shares of Common Stock that were issuable pursuant to the exercise of warrants to purchase common stock at $1.00 per share.  The obligation to issue these shares has expired.

All of the shares of common stock remaining in this registration statement have been sold by the holder or have been held for periods exceeding the requirements of Rule 144(k).

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Jefferson County, State of Colorado, on October 14, 2005.

ISONICS CORPORATION

By:	/s/ James E. Alexander
James E. Alexander, President

(Signed by the agent for service of process and the registrant pursuant to Rule 478.)